Exhibit 2.3

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of February 19, 2016 (this “Agreement”), between Innovus Pharmaceuticals, Inc., a Nevada corporation (the “Grantor”), and SBI Investments LLC, 2014-1, or its registered assigns (the “Secured Party”).

The Grantor and the Secured Party are or will be parties to a certain Purchase Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), providing, subject to the terms and conditions thereof, for the purchase of the Note (as defined therein).

Accordingly, the parties hereto agree as follows:

Section 1.  Definitions, Terms Generally; Etc.

1.01           Definitions.  Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreements or the Note.

1.02           Certain Uniform Commercial Code Terms.  As or if used herein, the terms “Accession”, “Account”, “Chattel Paper”, “Commodity Account”, “Commodity Contract”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Payment Intangible”, “Proceeds”, “Promissory Note”, “Software” and “Tangible Chattel Paper” have the respective meanings set forth in Article 9 of the NYUCC, and the terms “Certificated Security”, “Entitlement Holder”, “Financial Asset”, “Instruction”, “Securities Account”, “Security”, “Security Certificate”, “Security Entitlement” and “Uncertificated Security” have the respective meanings set forth in Article 8 of the NYUCC.

1.03           Additional Definitions.  In addition, as used herein:

“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Collateral” has the meaning assigned to such term in Section 3.

“Collateral Account” has the meaning assigned to such term in Section 4.01

“Contingent Secured Obligations” means obligations of the Grantor in respect of any claim that may be payable to the Secured Party by the Grantor under any Transaction Document that is not yet due and payable.

“Copyright Collateral” means all Copyrights of the Grantor, whether now owned or hereafter acquired by the Grantor, including each Copyright identified in Annex 3.

“Copyrights” means all copyrights, copyright registrations and applications for copyright registrations related to the Purchased Assets, including but not limited to those identified in Annex 3, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof and all other rights whatsoever accruing thereunder or pertaining thereto.

“Default” means any of the following events: (a) any of the Secured Obligations shall have been declared, or shall become, due and payable prior to the stated maturity therefor, (b) the Grantor shall fail to pay when due any principal amount in respect of a Secured Obligation, (c) the Grantor shall fail to pay any interest, fees, commissions, indemnities, costs and other expenses in respect of any Secured Obligations for three or more business days after the date on which such amounts first become due or (d) any event of default or termination (however described) under any Transaction Document shall occur and be continuing.

“Intellectual Property” means, collectively, all Copyright Collateral, all Patent Collateral, all Trademark Collateral and all improvements, modifications, derivative works now known or later developed related thereto, together with the following as they relate to the Purchased Assets including: (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to the Grantor with respect to any of the foregoing, in each case whether now or hereafter owned or used; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, source code computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (f) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by the Grantor; and (g) all causes of action, claims and warranties now or hereafter owned or acquired by the Grantor in respect of any of the items listed above.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Patent Collateral” means all Patents of the Grantor, whether now owned or hereafter acquired by the Grantor, including each Patent identified in Annex 3, and all income, royalties, damages and payments now or hereafter due and/or payable under or with respect thereto.

                               “Patents” means all patents and patent applications related to the Purchased Assets, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Purchased Assets” means all assets identified in Annex 3 that are being purchased by the Grantor or any of its subsidiaries simultaneously with the consummation of the transactions contemplated by the Transaction Documents or to be acquired by the Grantor or any of its subsidiaries thereafter.

“Revenues” means income, interest, rents, receipts, proceeds, earnings, sales, profits, revenues, account receivables, royalties, damages, or payments from the Purchased Assets only.

“Secured Obligations” means, collectively, the obligations of the Grantor to the Secured Party in respect of the principal of and interest on any amounts owed to the Secured Party under the Transaction Documents, and all other amounts from time to time owing to the Secured Party by the Grantor under the Transaction Documents, together with in each case interest thereon and expenses relating thereto, including any interest or expenses accruing or arising after the commencement of any case with respect to the Grantor under the United States Bankruptcy Code or any other bankruptcy or insolvency law (whether or not such interest or expenses are allowed or allowable as a claim in whole or in part in such case).

“Trademark Collateral” means all Trademarks of the Grantor, whether now owned or hereafter acquired by the Grantor, including each Trademark identified in Annex 3, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark.  Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.

“Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations related to the Purchased Assets, including all renewals of trademark and service mark registrations, all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and all rights corresponding thereto throughout the world.

“Transaction Documents” mean this Agreement, the Note, the Purchase Agreement and any other agreement executed in connection herewith or therewith, including, without limitation, the agreement to be entered into by and between the Grantor, the Secured Party and the Institution (as defined in the Note).

Section 2.  Representations and Warranties.  The Grantor represents, warrants and covenants to the Secured Party that:

2.01           Names, Etc.  The full and correct legal name, type of organization, jurisdiction of organization, and mailing address of the Grantor as of the date hereof are correctly set forth in Annex 1.  Said Annex 1 correctly specifies (a) the place of business of the Grantor or, if the Grantor has more than one place of business, the location of the chief executive office of the Grantor and (b) each location where any financing statement naming the Grantor as debtor is currently on file.

2.02           Changes in Circumstances.  The Grantor has not (a) within the period of four months prior to the date hereof, changed its location (as defined in Section 9 307 of the NYUCC), (b) except as specified in Annex 1, heretofore changed its name, or (c) except as specified in Annex 2, heretofore become a “new debtor” (as defined in Section 9 102(a)(56) of the NYUCC) with respect to a currently effective security agreement previously entered into by any other Person.

2.03           Authorization; Binding Effect.  The Grantor has all requisite company power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party and to effect the transactions contemplated hereby and thereby. The execution, delivery and performance by the Grantor of this Agreement and each Transaction Document to which it is or will be a party and the consummation by Grantor of the transactions contemplated hereby and thereby have been duly and validly approved by the Grantor’s Board of Directors, and no other company actions or proceedings on the part of the Grantor, the Grantor’s equity holders or any affiliate of the Grantor are necessary to authorize the execution, delivery and performance by the Grantor of this Agreement or the Transaction Documents to which any such Seller is or will be a party or the transactions contemplated hereby and thereby.  The Grantor has duly and validly executed and delivered this Agreement. When this Agreement and each of the Transaction Documents have been duly executed and delivered, this Agreement and each such Transaction Document will constitute valid and legally binding obligations of the Grantor, enforceable against the Grantor in accordance with their respective terms, except as such agreements may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws and equitable principles relating to or affecting or qualifying the rights of creditors generally and general principles of equity.

2.04           Non-Contravention; Third Party Consents.  The execution, delivery and performance of this Agreement and the Transaction Documents by Grantor, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)           conflict with or result in a breach or violation of any provision of any organizational documents of the Grantor;

(b)           violate, or result in a breach of, or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of, any obligation under, or give rise to a right by any third party to terminate or amend its obligations under, any contracts related to the Collateral, or result in the creation of any encumbrance upon any of the Collateral;

(c)           violate any applicable law of any governmental body having jurisdiction over the Grantor or over the Collateral; or

(d)           require the consent, authorization, order or approval of, filing or registration with, or waiver of any right of first refusal or first offer from, any governmental body, Person or third party, that has not been obtained, except any consents identified in Transaction Documents.

2.05           No Other Encumbrances.  The Grantor has not granted, nor will it grant, a security interest in the Collateral to any other individual or entity, and to the actual knowledge of the Grantor, such Collateral is free and clear of any mortgage, pledge, lease, trust, bailment, lien, security interest, encumbrance, charge or other arrangement.

2.06           Intellectual Property.

(a)           Annex 3, sets forth a complete and correct list of all copyright registrations, patents, patent applications, trademark registrations and trademark applications related to the Purchased Assets owned on the date hereof or to be acquired by the Grantor (or, in the case of any supplement to said Annexes 3, effecting a pledge thereof, as of the date of such supplement).

(b)           Except pursuant to licenses and other user agreements entered into by the Grantor in the ordinary course of business that are listed in said Annex 3 (including as supplemented by any supplement effecting a pledge thereof), the Grantor has done nothing to authorize or enable any other Person to use any Copyright, Patent or Trademark listed in said Annex 3 (as so supplemented), and all registrations listed in said Annex 3 (as so supplemented) are, except as noted therein, in full force and effect.

(c)           To the Grantor’s knowledge, (i) except as set forth in said Annex 3 (as supplemented by any supplement effecting a pledge thereof), there is no violation by others of any right of the Grantor with respect to any Copyright, Patent or Trademark listed in said Annex 3 (as so supplemented), respectively, and (ii) the Grantor is not infringing in any respect upon any Copyright, Patent or Trademark of any other Person; and no proceedings alleging such infringement have been instituted or are pending against the Grantor and no written claim against the Grantor has been received by the Grantor, alleging any such violation, except as may be set forth in said Annex 3 (as so supplemented).

(d)           The Grantor does not own any Trademarks registered in the United States of America to which the last sentence of the definition of Trademark Collateral applies.

2.07           Fair Labor Standards Act.  Any goods now or hereafter produced by the Grantor or any of its subsidiaries included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.

Section 3.  Collateral. As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations in accordance with the terms of the Transaction Documents, the Grantor hereby pledges and grants to the Secured Party as hereinafter provided a first priority security interest in all of the Grantor’s right, title and interest in, to and under the following property, in each case whether tangible or intangible, wherever located, and whether now owned by the Grantor or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 3 being collectively referred to herein as “Collateral”):  all Purchased Assets

(a)	all Revenues derived from the Purchased Assets;

(b)	all Chattel Paper related to the Purchased Assets;

(c)	all Deposit Accounts related to the Purchased Assets;

(d)           all Documents related to the Purchased Assets;

(e)           all Equipment related to the Purchased Assets;

(f)           all Fixtures related to the Purchased Assets;

(g)           all General Intangibles related to the Purchased Assets;

(h)           all Goods related to the Purchased Assets not covered by the other clauses of this Section 3;

(i)           all Instruments, including all Promissory Notes, related to the Purchased Assets;

(j)            all Intellectual Property;

(k)           all Inventory related to the Purchased Assets;

(l)           all Investment Property not covered by other clauses of this Section 3, including all Securities, all Securities Accounts and all Security Entitlements with respect thereto and Financial Assets carried therein, and all Commodity Accounts and Commodity Contracts, related to the Purchased Assets;

(m)           all Letter-of-Credit Rights related to the Purchased Assets;

(n)           all commercial tort claims, as defined in Section 9-102(a)(13) of the NYUCC, arising out of claims benefiting the Grantor related to the Purchased Assets;

(o)           all other tangible and intangible personal property whatsoever of the Grantor related to the Purchased Assets; and

(p)           all Proceeds of any of the Collateral, all Accessions to and substitutions and replacements for, any of the Collateral, and all offspring, rents, profits and products of any of the Collateral, and, to the extent related to any Collateral, all books, correspondence, credit files, records, invoices and other papers (including all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Grantor or any computer bureau or service company from time to time acting for the Grantor),

IT BEING UNDERSTOOD, HOWEVER, that (A) in the case of any of the foregoing that consists of general or limited partnership interests in a general or limited partnership, the security interest hereunder shall be deemed to be created only to the maximum extent permitted under the applicable organizational instrument pursuant to which such partnership is formed, and (B) in no event shall the security interest granted under this Section 3 attach to any lease, license, contract, property rights or agreement to which the Grantor is a party (or to any of its rights or interests thereunder) if the grant of such security interest would constitute or result in either (i) the abandonment, invalidation or unenforceability of any right, title or interest of the Grantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective by Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code as in effect in the relevant jurisdiction).

Section 4.  Cash Proceeds of Collateral.

4.01           Collateral Account.  The Grantor and Secured Party will cause to be established, at a banking institution acceptable to the Secured Party, a cash collateral account (the “Collateral Account”) into which the Grantor agrees to direct any and all Revenues, and to deposit from time to time the cash proceeds of any of the Collateral (including proceeds of insurance thereon), and into which the Grantor shall from time to time deposit any additional amounts that shall be required to make any scheduled payments required by the Transaction Documents.  The Collateral Account, and any money or other property from time to time therein, shall constitute part of the Collateral hereunder and shall not constitute payment of or towards the Secured Obligations until applied as hereinafter provided.

4.02           Proceeds of Casualty Events.  Without limiting the generality of the provisions of the foregoing Section 4.01, promptly following the occurrence of any Casualty Event affecting the Collateral resulting in a loss in excess of $25,000, the Grantor shall give prompt notice thereof to the Secured Party and shall cause the proceeds of insurance, condemnation award or other compensation received as a result of such Casualty Event to be deposited into the Collateral Account, as additional collateral security for the payment of the Secured Obligations.  Distribution to the Grantor of such proceeds, or the remainder of such proceeds, shall not occur until the Secured Obligations have been fully satisfied or as mutually agreed upon by the Secured Party and Grantor.

4.03           Withdrawals.  The balance from time to time in the Collateral Account shall be subject to withdrawal in order to make scheduled payments required by the Transaction Documents and only as provided in this Section 4.03 and Section 4.04 below.  Except as otherwise provided in the last sentence of this Section 4.03 and except to the extent required to be retained in order to make scheduled payments required by the Transaction Documents, the collected balance standing to the credit of the Collateral Account may be withdrawn to or upon the order of the Grantor as the Grantor shall from time to time instruct, provided that (A) at no time shall such withdrawal leave the collected balance standing to the credit of the Collateral Account to equal less than $15,000; (B) deposits in the Collateral Account that constitute any proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any Collateral of Grantor shall be subject to withdrawal only as provided in Section 4.04 below and (C) at any time following the occurrence and during the continuance of a Default, the Secured Party may in its discretion apply or cause to be applied (subject to collection) the balance from time to time standing to the credit of the Collateral Account (regardless of the origin thereof) to the prepayment of the principal and any accrued interest thereon of the Secured Obligations (and/or to provide cover for Contingent Secured Obligations).

4.04           Restoration or Replacement of Property.

(a)           With respect to any proceeds that are required to be paid into the Collateral Account pursuant to Section 4.02 above, the Grantor may, at its option, to be exercised by delivery of notice to the Secured Party within 60 days of the receipt of such proceeds, elect to apply any proceeds of insurance, condemnation award or other compensation received as a result of such Casualty Event either (A) to the rebuilding or replacement of the property affected by such Casualty Event (the “Damaged Property”) or (B) to the prepayment of such of the Secured Obligations as shall be selected by it.

(b)           If the Grantor elects to rebuild or replace the Damaged Property, any such proceeds (and any earnings thereon) held in the Collateral Account shall be applied by the Grantor to the rebuilding and replacement of the Damaged Property and such proceeds shall be advanced to the Grantor by the Secured Party in periodic installments upon compliance by the Grantor with such reasonable conditions to disbursement as may be imposed by the Secured Party, including, but not limited to, reasonable retention amounts and receipt of lien releases.

(c)           Following the occurrence and the continuation of any Default, the Grantor shall not withdraw and the Secured Party shall have no obligation to release any of such proceeds to the Grantor for rebuilding or replacement of Damaged Property.  All insurance proceeds remaining after the payment for rebuilding and replacement of Damaged Property pursuant to this Section 4.04 may, at the option of the Secured Party, be applied to the prepayment of the principal of the Secured Obligations (and/or to provide cover for Contingent Secured Obligations).

Section 5.  Further Assurances; Remedies.  In furtherance of the grant of the security interest pursuant to Section 3, the Grantor hereby agrees with the Secured Party as follows:

5.01           Delivery and Other Perfection.  The Grantor shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such reasonable financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers as may be necessary or desirable in the judgment of the Secured Party (including, without limitation, any filings that may be required by the United States Patent and Trademark Office (the “USPTO”) and the United States Copyright Office in order to perfect the security interest granted by the Grantor in and to the Intellectual Property) to create, preserve, perfect, maintain the perfection of or validate the first priority security interest granted pursuant hereto or to enable the Secured Party to exercise and enforce its rights hereunder with respect to such security interest, and without limiting the foregoing, shall:

(a)           if any of the Investment Property or Financial Assets constituting part of the Collateral are received by the Grantor, forthwith (x) deliver to the Secured Party the certificates or instruments representing or evidencing the same, duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Secured Party may reasonably request, all of which thereafter shall be held by the Secured Party, pursuant to the terms of this Agreement, as part of the Collateral and (y) take such other action as the Secured Party may reasonably deem necessary or appropriate to duly record or otherwise perfect the security interest created hereunder in such Collateral;

(b)           promptly from time to time deliver to the Secured Party any and all Instruments constituting part of the Collateral, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Secured Party may request; provided that so long as no Default shall have occurred and be continuing, the Grantor may retain for collection in the ordinary course any Instruments received by the Grantor in the ordinary course of business and the Secured Party shall, promptly upon request of the Grantor, make appropriate arrangements for making any Instrument delivered by the Grantor available to the Grantor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent requested by the Secured Party, against trust receipt or like document);

(c)           promptly from time to time enter into such control agreements, each in form and substance reasonably acceptable to the Secured Party, as may be required to perfect the security interest created hereby in any and all Deposit Accounts, Investment Property, Electronic Chattel Paper and Letter-of-Credit Rights, and will promptly furnish to the Secured Party true copies thereof;

(d)           promptly from time to time upon the request of the Secured Party, execute and deliver such short-form security agreements as the Secured Party may reasonably deem necessary or desirable to protect the interests of the Secured Party in respect of that portion of the Collateral consisting of Intellectual Property;

(e)           keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Secured Party may reasonably require in order to reflect the security interests granted by this Agreement; and

(f)           permit representatives of the Secured Party, upon reasonable notice at any time during normal business hours to inspect at its own cost and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Secured Party to be present at the Grantor’s place of business to receive copies of communications and remittances relating to the Collateral, and forward copies of any notices or communications received by the Grantor with respect to the Collateral, all in such manner as the Secured Party may require.

5.02           Other Financing Statements or Control.  Except as otherwise permitted under the Transaction Documents, the Grantor shall not (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Secured Party is not named as the sole secured party, or (b) cause or permit any Person other than the Secured Party or a Secured Party to have “control” (as defined in Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) of any Deposit Account, Electronic Chattel Paper, Investment Property or Letter-of-Credit Right constituting part of the Collateral.

5.03           Preservation of Rights.  The Secured Party shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

5.04           Special Provisions Relating to Certain Collateral.

(a)           Intellectual Property.

(i)           For the purpose of enabling the Secured Party to exercise rights and remedies under Section 5.05 at such time as the Secured Party shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, the Grantor hereby grants to the Secured Party, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by the Grantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(ii)           Notwithstanding anything contained herein to the contrary, but subject to any provision of the Transaction Documents that limit the rights of the Grantor to dispose of its property, so long as no Default shall have occurred and be continuing, the Grantor will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Grantor.  In furtherance of the foregoing, so long as no Default shall have occurred and be continuing, the Secured Party shall from time to time, upon the request of the Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, that the Grantor shall have certified are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property).  Further, upon the payment in full of all of the Secured Obligations and the expiration and termination of all obligations of the Secured Party to the Grantor, or earlier expiration of this Agreement or release of the Collateral, the Secured Party shall grant back to the Grantor the license granted pursuant to clause (i) immediately above.  The exercise of rights and remedies under Section 5.05 by the Secured Party shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Grantor in accordance with the first sentence of this clause (ii).

(b)           Chattel Paper.  The Grantor will (i) deliver to the Secured Party each original of each item of Chattel Paper at any time constituting part of the Collateral, and (ii) cause each such original and each copy thereof to bear a conspicuous legend, in form and substance reasonably satisfactory to the Secured Party, indicating that such Chattel Paper is subject to the security interest granted hereby and that purchase of such Chattel Paper by a Person other than the Secured Party without the consent of the Secured Party would violate the rights of the Secured Party.

5.05           Remedies.

(a)           Rights and Remedies Generally upon Default.  If a Default shall have occurred and is continuing, and any Purchaser or the Grantor shall have notified the Secured Party in writing thereof, the Secured Party shall have all of the rights and remedies with respect to the Collateral of a secured party under the NYUCC (whether or not the Uniform Commercial Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Secured Party were the sole and absolute owner thereof (and the Grantor agrees to take all such action as may be appropriate to give effect to such right); and without limiting the foregoing, the Secured Party may:

(i)            in its discretion, in its name or in the name of the Grantor or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;

(ii)           make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;
(iii)           require the Grantor to notify (and the Grantor hereby authorizes the Secured Party to so notify) each account debtor in respect of any Account, Chattel Paper or General Intangible, and each obligor on any Instrument, constituting part of the Collateral that such Collateral has been assigned to the Secured Party hereunder, and to instruct that any payments due or to become due in respect of such Collateral shall be made directly to the Secured Party or as it may direct (and if any such payments, or any other Proceeds of Collateral, are received by the Grantor they shall be held in trust by the Grantor for the benefit of the Secured Party and as promptly as possible remitted or delivered to the Secured Party for application as provided herein);

(iv)           require the Grantor to assemble the Collateral at such place or places, reasonably convenient to the Secured Party and the Grantor, as the Secured Party may direct;

(v)           apply the Collateral Account and any money or other property therein to payment of the Secured Obligations; and

(vi)          sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Secured Party deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived), and the Secured Party, or anyone else, may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Grantor, any such demand, notice and right or equity being hereby expressly waived and released. In the event of any sale, assignment, or other disposition of any of the Trademark Collateral, the goodwill connected with and symbolized by the Trademark Collateral subject to such disposition shall be included. The Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The Proceeds of each collection, sale or other disposition under this Section 5.05, including by virtue of the exercise of any license granted to the Secured Party in Section 5.04(b), shall be applied in accordance with Section 5.09.

(b)           Certain Securities Act Limitations.  The Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Secured Party may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  The Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the Secured Party than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

(c)           Notice.  The Grantor agrees that to the extent the Secured Party is required by applicable law to give reasonable prior notice of any sale or other disposition of any Collateral, ten business days’ notice shall be deemed to constitute reasonable prior notice.

5.06           Deficiency.  If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 5.05 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Grantor shall remain liable for any deficiency.

5.07           Locations; Names, Etc.  Without at least 30 days’ prior written notice to the Secured Party, the Grantor shall not (i) change its location (as defined in Section 9-307 of the NYUCC), (ii) change its name from the name shown as its current legal name on Annex 1, or (iii) agree to or authorize any modification of the terms of any item of Collateral that would result in a change thereof from one Uniform Commercial Code category to another such category (such as from a General Intangible to Investment Property), if the effect thereof would be to result in a loss of perfection of, or diminution of priority for, the security interests created hereunder in such item of Collateral, or the loss of control (within the meaning of Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) over such item of Collateral.

5.08           Private Sale. The Secured Party shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 5.05 conducted in a commercially reasonable manner.  The Grantor hereby waives any claims against the Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Secured Party accepts the first offer received and does not offer the Collateral to more than one offeree.

5.09           Application of Proceeds.  Except as otherwise herein expressly provided and except as provided below in this Section 5.09, the Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Secured Party under Section 3 or this Section 5, shall be applied by the Secured Party:

First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Secured Party and the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Secured Party in connection therewith;

Next, to the payment in full of the Secured Obligations (or, in the case of any Contingent Secured Obligations, to the provision of cover as provided below), in such order as the Secured Party shall in its sole discretion determine; and

Finally, to the payment to the Grantor, or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

For purposes hereof, whenever this Agreement contemplates that cover shall be provided for Contingent Secured Obligations, such cover shall be effected by the payment to the Secured Party of any amount that will be deposited into a Collateral Account to be held by the Secured Party as collateral security for the payment of such Contingent Secured Obligations as and when they become due and payable.

5.10           Attorney-in-Fact.  Without limiting any rights or powers granted by this Agreement to the Secured Party while no Default has occurred and is continuing, upon the occurrence and during the continuance of any Default the Secured Party is hereby appointed the attorney-in-fact of the Grantor for the purpose of carrying out the provisions of this Section 5 and taking any action and executing any instruments that the Secured Party may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, so long as the Secured Party shall be entitled under this Section 5 to make collections in respect of the Collateral, the Secured Party shall have the right and power to receive, endorse and collect all checks made payable to the order of Grantor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

5.11           Perfection and Recordation.  The Grantor hereby authorizes the Secured Party to (a) file Uniform Commercial Code financing statements describing the Collateral as “all assets” or “all personal property and fixtures” of the Grantor (provided that no such description shall be deemed to modify the description of Collateral set forth in Section 3), (b) file all necessary agreements, documents, applications and instruments with the USPTO and/or the United States Copyright Office necessary or desirable for the Secured Party to perfect, monitor and maintain the first priority security interest in the Intellectual Property granted by the Grantor under this Agreement, and (c) take possession of Collateral and/or take any other action necessary in order for the Secured Party to perfect its first priority security interest in the Collateral.

5.12           Termination.  When all Secured Obligations shall have been paid in full and all obligations of the Secured Party to the Grantor shall have expired or terminated, this Agreement shall terminate, and the Secured Party shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the  Grantor and to be released and canceled all licenses and rights referred to in Section 5.04(a).  The Secured Party shall also, at the expense of the Grantor, execute and deliver to the Grantor upon such termination such Uniform Commercial Code termination statements, certificates for terminating the liens and such other documentation as shall be reasonably requested by the Grantor to effect the termination and release of the liens on the Collateral as required by this Section 5.12.  For avoidance of doubt, following a termination of this Agreement in accordance with this Section 5.12, there shall be no collateral securing the Note.

5.13           Further Assurances.  The Grantor agrees that, from time to time upon the written request of the Secured Party, the Grantor will execute and deliver such further documents and do such other acts and things as the Secured Party may reasonably request in order to fully effect the purposes of this Agreement.  The Secured Party shall release any lien covering any asset that has been disposed of in accordance with the provisions of the Transaction Documents.

Section 6.  Miscellaneous.

6.01           GOVERNING LAW.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THE TRANSACTION DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.  EACH PARTY AGREES THAT ALL LEGAL PROCEEDINGS CONCERNING THE INTERPRETATION, ENFORCEMENT AND DEFENSE OF THE TRANSACTIONS CONTEMPLATED BY ANY OF THE TRANSACTION DOCUMENTS (WHETHER BROUGHT AGAINST A PARTY HERETO OR ITS RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES OR AGENTS) SHALL BE COMMENCED IN THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, COUNTY OF NEW YORK (THE “NEW YORK COURTS”).  EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE NEW YORK COURTS FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUITE, ACTION OR PROCEEDING, ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH NEW YORK COURTS, OR SUCH NEW YORK COURTS ARE IMPROPER OR INCONVENIENT VENUE FOR SUCH PROCEEDING.  EACH PARTY HEREBY IRREVOCABLY WAIVERS PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THE TRANSACTION DOCUMENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF.  NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  IF EITHER PARTY SHALL COMMENCE A PROCEEDING TO ENFORCE ANY PROVISION OF THE TRANSACTION DOCUMENTS, THEN THE PREVAILING PARTY IN SUCH ACTION OR PROCEEDING SHALL BE REIMBURSED FOR ITS REASONABLE ATTORNEYS’ FEES AND OTHER REASONABLE COSTS AND EXPENSES INCURRED IN THE INVESTIGATION, PREPARATION AND PROSECUTION OF SUCH ACTION OR PROCEEDING.

6.02           WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVERS FOREVER TRIAL BY JURY.

6.03           Amendments.  The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Grantor and the Secured Party.

6.04           Agents and Attorneys in Fact.  The Secured Party may employ agents and attorneys in fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected in good faith.

6.05           Expenses. Grantor shall pay on demand all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by the Secured Party in connection with the custody, preservation or sale of, or other realization on, any of the Collateral or the enforcement or attempt to enforce any of the Secured Obligations which are not performed as and when required by this Agreement.

 6.06          Indemnification. The Grantor agrees to pay, indemnify and hold harmless the Secured Party and its affiliates, agents, sub-agents and attorneys-in-fact and their respective officers, directors, employees, agents and advisors, from and against any and all obligations, claims, damages, losses, penalties, suits, costs, liabilities and expenses (including, without limitation, the costs, fees and expenses of its legal counsel and of any experts and agents) that may at any time be imposed on, incurred by or asserted or awarded against any such Person, in each case arising out of or in connection with or resulting from this Agreement or the other Transaction Documents, as applicable, except (i) to the extent that such claim, damage, loss, liability or expense is caused by the indemnified party’s gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction and (ii) those costs and expenses which are expressly for the account of the Secured Party pursuant to the Transaction Documents.  The foregoing indemnity in this Section shall survive any resignation of the Secured Party.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

INNOVUS PHARMACEUTICALS, INC.,
as Grantor

By:	/s/ BASSAM DAMAJ
Name: Bassam Damaj
Title: President & CEO

SBI INVESTMENTS LLC, 2014-1,
as Secured Party

By:	/s/ PETER WISNIEWSKI
Name: Peter Wisniewski
Title: Manager